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                       METROPOLITAN LIFE INSURANCE COMPANY

                                [200 Park Avenue

                            New York, New York 10166]

              457(b) PLAN ENDORSEMENT (GOVERNMENTAL AND TAX-EXEMPT)

This Endorsement forms a part of the Contract/Certificate (hereinafter referred to as "Contract") to which it is attached and addresses certain requirements under the Internal Revenue Code of 1986, as amended ("Code"). The following provisions apply to a Contract which is issued under a plan that is intended to satisfy the requirements of Section 457(b) of the Code (the "Plan") and established and maintained by a state or local governmental employer within the meaning of Section 457(e)(1)(A) of the Code (a "Governmental Employer") or by a tax-exempt employer within the meaning of Section 457(e)(1)(B) of the Code (a "Tax-Exempt Employer"). The effective date of this Endorsement is the issue date of the Contract or such later date necessary to maintain the status of the plan under Section 457(b) of the Code. If there is a conflict between the terms of this Endorsement and the terms of the Contract (including any prior endorsements or riders thereto), the terms of this Endorsement will control. However the Contract may contain further restrictions (including but not limited to the types and number of contributions which will be accepted) which will continue to apply to the extent consistent with Federal tax law.

1.   Terms used in this Endorsement:

     (a) "We", "Us" or the "Company" means Metropolitan Life Insurance Company; and

     (b)  "You" or "Your" means the Contractholder or Owner.

2. Any Annuitant of this Contract will be a participant or beneficiary of the Plan and the Contractholder of this Contract will be the Owner as provided under the Plan. If the Plan has distributed this Contract to a participant or beneficiary, such participant or beneficiary will be the Annuitant and Contractholder.

3. This Contract shall be subject to the provisions, terms and conditions of the Plan and any payment, distribution or transfer under this Contract shall comply with the provisions, terms and conditions of the Plan as determined by the employer that established the Plan or by such other duly designated person. However, the terms of the Plan cannot expand the terms of the Contract or impose responsibilities or duties on Us not specifically set forth in the Contract. We shall have no responsibility with respect to the provisions, terms and conditions of the Plan, under or by reason of issuance of this Contract, including, but not limited to, (a) determining whether any such payment, distribution or transfer complies with the provisions, terms and conditions of the Plan or with applicable law, or (b) administering the Plan.

4.   If the Plan was established by a Governmental Employer:

     (a) If the Contractholder is not a trust described in Section 457(g) of the Code that is treated as exempt from tax under Section 501(a) of the Code, this Contract shall be treated as a trust for purposes of
          Section 401(f) of the Code and this Contract and the benefits under it, cannot be sold, assigned, transferred, discounted, pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose, or otherwise transferred to any person other than Us.

     (b) The Contractholder shall hold all Plan assets hereunder for the exclusive benefit of Plan participants and beneficiaries and no portion of the amount deposited into the Contract, or the earnings thereon may be used for, or diverted to, any purpose other than for the exclusive benefit of such persons prior to the satisfaction of all liabilities with respect to such persons.

     (c) A Plan participant or beneficiary may elect, at the time and in the manner prescribed by Us (and, where applicable, by the Contractholder), to have any portion of an eligible rollover distribution (within the meaning of Section 402(c)(4) of the Code) paid directly to an eligible retirement plan described in Section 402(c)(8)(B) of the Code that is specified by the Plan participant or beneficiary, by means of a direct transfer or direct rollover under
          Section 401(a)(31) of the Code.

5. If the Plan was established by a Tax-Exempt Employer, all interests under this Contract remain the property of the Tax-Exempt Employer (or a grantor trust established by the Tax-Exempt Employer) and are subject to the claims of the Tax-Exempt Employer's creditors in bankruptcy or insolvency.


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6.   Distributions under this Contract and annuities purchased hereunder shall meet the requirements of Section 72(s) of the Code, as applicable, including the following:

     (a) The requirements of this Paragraph 6 shall apply separately to the interest in the Contract held by the Contractholder in respect of each Plan participant as determined by the account balance records maintained for the Plan. No participant or other person has a beneficial interest in the Contract by reason of this Paragraph 6, however.

     (b) The following definitions apply for purposes of this Paragraph 6. The holder of an interest in the Contract is (i) the participant or other primary annuitant, the events in the life of which are of primary importance in affecting the timing or amount of payout of that interest, if the Contractholder is not an individual, or (ii) the Contractholder, if the Contractholder is an individual. The annuity starting date is as defined in Section 72(c)(4) of the Code. The designated beneficiary is as defined in Section 72(s)(4) of the Code. If the designated beneficiary referred in Paragraph 6(d)(i) is the surviving spouse of the holder, Paragraph 6(c) and (d) are applied by treating the surviving spouse as the holder. If the Contractholder is not an individual, a change in the primary annuitant in respect of an interest in the Contract is treated as the death of the holder.

     (c) If any holder of an interest in the Contract in respect of a participant dies on or after the annuity starting date and before that entire interest in the Contract has been distributed, the remaining interest shall be distributed at least as rapidly as under the method of distribution being used as of the date of death.

     (d) If any holder of an interest in the Contract in respect of a participant dies before the annuity starting date, that entire interest in the Contract shall be distributed within five years after the death of that holder. If any portion of that interest (i) is payable to or for the benefit of a designated beneficiary, and will be distributed over the life of that designated beneficiary or over a period not extending beyond the life expectancy, and (ii) those distributions begin not later than one year after the death of the holder's death or such later date as regulations under the Code prescribe, this Paragraph 6(d) is satisfied in respect of that portion.

7. We may waive by Our written notice to the Contractholder applicable withdrawal or surrender charges with respect to all or any portion of the Contract value that is directly transferred to another funding vehicle or an annuity contract issued by Us or one of Our affiliate companies.

8. The Contractholder may instruct Us to deduct recordkeeping and other administrative fees from Plan participant and beneficiary account balances. Such fees shall be sent by Us directly to the party specified by the Contractholder. All such fees deducted from Plan participant and beneficiary account balances shall not be subject to any otherwise applicable withdrawal or surrender charge.

We have the right to interpret this Contract's provisions in accordance with the Code and to amend or modify this Contract or Endorsement to the extent necessary to comply with any law, regulation, ruling or other requirement deemed by us to be necessary under the applicable requirements of Section 457(b) or other provisions of the Code.

All other terms and conditions of the Contract remain unchanged.

Metropolitan Life Insurance Company has caused this Endorsement to be signed by its [Secretary].


                                        /s/ Jeffrey A. Welikson
                                        ----------------------------------------
                                        [SECRETARY]


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